Exhibit 99.1

ACTIVISION BLIZZARD, INC. AND SUBSIDIARIES

EBITDA and ADJUSTED EBITDA

(Amounts in millions)

	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	Trailing Twelve Months Ended March 31, 2020
GAAP Net Income	$328	$204	$525	$505	$1,562
Interest and other expense (income), net	(34)	(2)	7	8	(21)
Provision for income taxes[1]	42	45	(78)	99	108
Depreciation and amortization	79	80	81	62	302
EBITDA	415	327	535	674	1,951

Share-based compensation expense[2]	38	27	39	43	147
Restructuring and related costs[3]	22	28	30	23	103
Discrete tax-related items[4]	—	—	17	—	17
Adjusted EBITDA	$475	$382	$621	$740	$2,218

Change in deferred net revenues and related cost of revenues[5]	$(135)	$(53)	$577	$(171)	$218

[1]	Provision for income taxes for the three months ended June 30, 2019 and December 31, 2019 also include impacts from significant discrete tax-related items, including amounts related to changes in tax laws, amounts related to the potential or final resolution of tax positions, and/or other unusual or unique tax-related items and activities.
[2]	Includes expenses related to share-based compensation.
[3]	Reflects restructuring initiatives, primarily severance and other restructuring-related costs.
[4]	Reflects the impact of other unusual or unique tax-related items and activities.
[5]	Reflects the net effect from deferral of revenues and (recognition) of deferred revenues, along with related cost of revenues, on certain of our online-enabled products.